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                                                                     EXHIBIT 4.2

                                SUMMA INDUSTRIES

                 SERIES A PREFERRED STOCK PURCHASE AGREEMENT

      THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 14, 2001, by and among Summa Industries, a Delaware corporation (the "Company"), and the parties listed on the Schedule of Investors attached hereto as EXHIBIT A (each, an "Investor" and collectively, the "Investors").

      WHEREAS, the Company desires to raise additional capital by the issuance and sale of 5,000 shares of its authorized but unissued shares of Series A Preferred Stock, $.001 par value (the "Shares") pursuant to the terms of this Agreement to (i) partially fund the acquisition by the Company of the assets of the Genesta Manufacturing division of Pavaco Plastics Inc., a corporation organized under the laws of the Province of Ontario (the "Acquisition"), and
(ii) use any remaining funds for general corporate purposes; and

      WHEREAS, the Investors desire to purchase, and the Company desires to sell to the Investors, the Shares on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth in this Agreement, the parties agree as follows:

      1.    PURCHASE AND SALE OF THE SHARES.

            1.1 AUTHORIZATION. The Company has authorized the sale and issuance of 5,000 shares of Series A Preferred Stock, with the Shares having the rights, privileges, preferences and restrictions as stated in the Certificate of Designations of the Series A Preferred Stock of the Company (the "Certificate of Designations") attached as EXHIBIT B to this Agreement and in the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), a copy of which has been made available to the Investors.

            1.2 ISSUANCE AND SALE OF SHARES. Subject to the terms and conditions hereof, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to issue and sell to each such Investor, at the Closing (as defined in SECTION 1.4) the number of Shares set forth opposite the name of such Investor on the Schedule of Investors at a purchase price equal to $1,000 per share (the "Purchase Price"). The total purchase price payable by each Investor for the number of Shares that such Investor is hereby agreeing to purchase is set forth opposite the name of such Investor under the heading "Investment Amount" on the Schedule of Investors. The aggregate purchase price payable by the Investors to the Company for all of the Shares is $5.0 million.

            1.3 AUTHORIZATION OF WARRANTS. The Company has authorized the issuance to Investors of warrants to purchase shares of the Company's common stock (the "Warrants") in the form attached as EXHIBIT C to this Agreement if and only if the Company's ratio of net debt (total debt less cash and cash equivalents) to trailing twelve month earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted to include the trailing twelve month

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EBITDA of closed acquisitions, at the end of any fiscal quarter exceeds 3.0 times (a "Warrant Trigger"). Upon the occurrence of a Warrant Trigger, the Company shall promptly issue to Investors Warrants in an amount equal to 5% of the number of shares into which the then outstanding Shares would convert at the conversion price as set forth in the Certificate of Designations. The exercise price for the Warrants shall be the conversion price and the Warrants may be exercised by means of net exercise conversion or other equivalent cashless exercise. The Warrants will have a life of 5 years. The cumulative total number of warrants issued shall not exceed 25% of the number of shares into which the originally issued Shares would convert.

            1.4   CLOSING; DELIVERY.

                  (a) CLOSING. Upon satisfaction of the conditions set forth in SECTIONS 5 AND 6, the closing of the purchase and sale of the Shares shall take place at the offices of Shartsis, Friese & Ginsburg LLP, 18th Floor, One Maritime Plaza, San Francisco, CA 94111, on December 14, 2001 (the "Closing Date"), at 10:00 a.m., or at such other time and place as the parties may agree (the "Closing").

                  (b) DELIVERIES. Subject to the terms of this Agreement, at the Closing the Company will deliver to each Investor listed on the Schedule of Investors a single stock certificate representing the number of Shares of preferred stock set forth opposite the name of such Investor on the Schedule of Investors under the heading "Shares of Series A Preferred Stock" against payment of the purchase price of the Shares purchased by each such Investor set forth opposite the name of such Investor on the Schedule of Investors under the heading "Investment Amount" by wire transfer of immediately available funds to such account as the Company shall designate in writing.

      2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth on the schedules attached hereto and except as set forth in any report, schedule, form, statement and other document filed by the Company with the Securities and Exchange Commission (the "SEC") (together with other documents that revise or supersede earlier filed documents, the "SEC Reports"):

            2.1 ORGANIZATION; STANDING AND POWER. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as presently conducted and as proposed to be conducted and (c) is duly qualified and in good standing to do business as a foreign corporation in each and every jurisdiction where its assets are located and wherever such qualification is necessary to carry out its business and operations, except where the failure to so qualify or be in good standing would not have a material adverse effect on the condition (financial or otherwise), business, operations, assets or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under this Agreement, and the Certificate of Designations, the Registration Rights Agreement (defined in
SECTION 4.5 hereof) and the Warrants (collectively, the "Related Documents").


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            2.2   CAPITALIZATION; RESERVED STOCK, PREEMPTIVE RIGHTS. The
total authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, $.001 par value, of which 4,366,336 shares of common stock are issued and outstanding as of November 30, 2001 and (ii) 5,000,000 shares of preferred stock, $.001 par value, of which no shares are outstanding as of the date hereof. All issued and outstanding shares of common stock have been duly and validly issued, are fully paid and nonassessable and have been issued in accordance with all applicable federal and state securities laws. Except for (a) approximately 1.1 million shares of common stock reserved for issuance on conversion of options which are outstanding or reserved for issuance under the Company's stock option plans,
(b) 250,000 shares of common stock reserved for issuance under a pending amendment to the Company's stock option plans subject to stockholder approval, and (c) 40,000 shares of common stock reserved for issuance as partial consideration for the Acquisition, no other shares have been reserved for issuance and, except for options issuable pursuant to the Company's stock option plans and this Agreement, there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company any shares of its capital stock or any securities convertible into or exchangeable for its capital stock. There are no preemptive rights or rights of first refusal or similar rights which are binding on the Company permitting any person to subscribe for or purchase from the Company shares of its capital stock pursuant to any provision of law, the certificate of incorporation or bylaws of the Company or by agreement or otherwise. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the certificate of incorporation of the Company, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable against the Company and in accordance with all applicable laws, rules and regulations.

            2.3   AUTHORIZATION; NO CONFLICT AND BINDING OBLIGATION.

                  (a) The execution and delivery by the Company of this Agreement, the Related Documents, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including the issuance and delivery of the Shares, the Common Stock issuable upon conversion of the Shares (the "Conversion Shares") and, if required from time to time, the Warrants (collectively referred to herein as the "Securities")) have been duly authorized by all necessary corporate action on the part of the Company, and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement and the Related Documents: (i) violate any law or any governmental rule or regulation applicable to the Company, any provision of the certificate of incorporation or bylaws of the Company, or any contract, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets or properties are bound or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Company pursuant to the provisions of any contract, indenture, agreement or other instrument to which the Company is a party or by which its assets or property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a Material Adverse Effect, or where prior consent has been obtained. The Company is not required to obtain any approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or


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performance of this Agreement (including the issuance and delivery of the
Securities) or the other Related Documents, other than (i) approval of the Board of Directors of the Company, which has been obtained, (ii) the filing of the Certificate of Designations with the Delaware Secretary of State, and
(iii) the filings of a Form D and Form 8-K with the SEC and any applicable state securities law filings, which filing or filings, as the case may be, will be made in accordance with applicable laws and regulations. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby. All consents necessary for the Company to perform its respective obligations hereunder have been obtained.

                  (b) The Agreement has been duly executed and delivered by the Company, the other Related Documents, when executed by the Company, shall be duly executed and delivered by the Company, and each of the Agreement and the other Related Documents (on their execution) is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  (c) The Shares being purchased hereunder, when issued, sold, paid for and delivered in accordance with the terms of this Agreement will be duly and validly issued, fully paid and non-assessable, and free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws or restrictions imposed by agreement with the Investors or restrictions created by the Investors) and any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any other person, unless set forth in this Agreement. The Conversion Shares and the shares of common stock issuable on exercise of the Warrants (the "Warrant Shares"), if and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws or restrictions imposed by agreement with the Investors or restrictions created by the Investors) and any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any other person, unless set forth in this Agreement. The Company has reserved such number of shares of its Common Stock necessary for issuance upon conversion of the Shares and exercise of the Warrants (assuming that the maximum number of Warrants that could be issued are issued).

            2.4 SECURITIES LAW EXEMPTION. Assuming the truth and accuracy of each Investor's representations set forth in this Agreement, the offer, sale and issuance of the Shares, the Conversion Shares and, if required, the Warrants and the Warrant Shares as contemplated by this Agreement are and will be exempt from the registration requirements of the Securities Act and applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

            2.5 NON-CONTRAVENTION. The Company is not in violation or breach of or in default with respect to, any provision of any contract, agreement, instrument, lease, license, arrangement or understanding to which it is a party, except for violations, breaches or defaults

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that likely would not have, individually or in the aggregate, a Material
Adverse Effect. Each such contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

            2.6 SEC REPORTS. The Company has timely filed all SEC Reports with the SEC since November 1, 2000. The Company has made available to the Investors true and complete copies of the SEC Reports. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports. None of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Report.

            2.7 LITIGATION. Except as disclosed or referenced in Item 1 "Environmental Matters" to the Company's most recent Annual Report on Form 10-K, there is no action, suit, arbitration or other proceeding or, to the Company's knowledge, any investigation pending or threatened in which an unfavorable outcome, ruling or finding in any said matter likely would have a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the other Related Documents or the right of the Company to execute, deliver and perform under same.

            2.8 FINANCIAL STATEMENTS. The financial statements of the Company included in the SEC Reports (a) complied as of their respective dates of filing with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared (i) in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the SEC), (ii) on a consistent basis for all periods presented (except as may be indicated in the notes thereto), and (iii) in accordance with the books and records of the Company, (c) are complete and correct in all material respects, and (d) fairly present in all material respects the financial condition of the Company as at such dates, and the results of operations and cash flows for the periods stated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            2.9 USE OF PROCEEDS. The net proceeds from the sale of the Shares shall be used solely for the following: (a) to fund the cash portion of the Acquisition and related expenses, and (b) the remainder shall be used to pay existing indebtedness owed to banks or similar financial institutions. Except as provided in SECTION 4.12, the proceeds from the sale of the Shares may not be used to redeem, repurchase or otherwise acquire any shares of preferred stock, common stock or other equity securities issued by the Company.

            2.10 DISCLOSURE. This Agreement and Exhibits hereto, the other Related Documents and all other documents delivered to the Investors in connection herewith or

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therewith at the Closing, do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no facts that, individually or in the aggregate, that likely would have a Material Adverse Effect that has not been disclosed to the Investors in this Agreement (including the Exhibits hereto), the other Related Documents, the SEC Reports or any other documents made available to Investors during due diligence, or delivered to the Investors in connection herewith or therewith at the Closing.

            2.11 BROKERS AND FINDERS. The Company has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection herewith and therewith

            2.12 NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Investors. The issuance of the Securities to the Investors will not be integrated with any past issuance of the Company's securities for purposes of the Securities Act or any applicable rules of Nasdaq.

            2.13 NO MATERIAL ADVERSE CHANGE. Since August 31, 2001, there has not been:

                  (a) any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the financial statements referred to in SECTION 2.8 hereof which has had or would be reasonably expected to have a Material Adverse Effect;

                  (b) any material change, except in the ordinary course of business, in the contingent obligations of the Company whether by way of guarantee, endorsement, indemnity, warranty or otherwise; or

                  (c) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect.

            2.14 NASDAQ COMPLIANCE. The Common Stock is listed on Nasdaq, and the Company has taken no action designed to or likely to have the effect of suspension of or delisting the Common Stock from Nasdaq. Within the time required by Nasdaq, the Company shall have applied for the listing of the Conversion Shares and Warrant Shares, if required by Nasdaq, in each case, upon Nasdaq and shall maintain, at its expense, so long as any of the Conversion Shares or Warrant Shares are outstanding, such listing of all Conversion Shares from time to time issuable hereunder and all Warrant Shares from time to time issuable upon exercise of the Common Stock Warrants.

            2.15 CONTRACTS. The material contracts of the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company's knowledge, any other party to such contracts is in breach of or default under any of such contracts which breach or default would reasonably be expected to have a Material Adverse Effect. For purposes of this Section, a contract shall be "material" if aggregate payments to be made or received thereunder exceed $100,000.


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            2.16  TAXES. The Company has filed all necessary federal, state and foreign income and franchise tax returns due prior to the date hereof, or has received valid extensions thereof, and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any material unpaid tax deficiency which has been validly and finally assessed against it.

            2.17 INVESTMENT COMPANY. The Company is not, and after consummation of the sale of the Shares will not be, an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, or, to its knowledge, a company "controlled by" an "investment company" (other than any Investor) within the meaning of the Investment Company Act of 1940, as amended.

            2.18 SUBSIDIARIES. Except as set forth in the exhibits to the Company's most recent Form 10-K and except for a corporation newly formed to complete the Acquisition, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

            2.19 S-3 ELIGIBILITY. The Company has been subject to the requirements of the Exchange Act for more than twelve months and has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act since before such time period. The Company believes it is currently eligible to register the resale of its securities for persons other than the issuer on a registration statement on Form S-3 under the Securities Act.

            2.20 PLEDGE OF SHARES. The Company acknowledges and agrees that the Shares, Conversion Shares, Warrant and Warrant Shares may be pledged by Investor to commercial lenders, banks, savings and loan associations, insurance companies, pension funds, mutual funds, brokerage houses, and/or other similar financial institutions in connection with a bona fide margin agreement or other loan secured by the Shares, Conversion Shares, Warrants and/or Warrant Shares. Notwithstanding anything herein, the pledge of Shares, Conversion Shares, Warrants or Warrant Shares shall not be deemed to be a transfer, sale or assignment of the Shares, Conversion Shares, Warrants or Warrant Shares hereunder, and no Investor effecting a pledge of Shares, Conversion Shares, Warrants or Warrant Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such reasonable documentation as a pledgee of the Shares, Conversion Shares, Warrants or Warrant Shares may reasonably request in connection with a pledge of such securities to such pledgee by Investor, at Investor's sole expense. Should any Shares actually be required to be transferred hereunder, the Investor shall first comply with the provisions of SECTION 4.4 (Rights of First Offer).

            2.21 INSURANCE. The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is prudent and adequate for its business, all of which insurance is in full force and effect.

      3. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor, severally but not jointly, represents and warrants to the Company that:


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            3.1  INVESTMENT INTENT. The Investor is acquiring the Securities pursuant to this Agreement with its own funds for its own account and not as a nominee or agent for the account of any other person. No other person has any interest, beneficial or otherwise, in any of the Securities to be purchased by the Investor. Except as provided herein, the Investor is not obligated to transfer any Securities to any other person, nor does the Investor have any agreement or understanding with any other person to do so. The Investor is purchasing the Securities for investment purposes and not with a present view to the sale or distribution of any Securities, by public or private sale or other disposition, and the Investor has no present intention of selling, granting any participation in or otherwise distributing or disposing of any of the Securities. The Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person, with respect to any of the Securities. Notwithstanding the foregoing, the disposition of the Investor's property shall be at all times within the Investor's own control, and the Investor's right to sell or otherwise dispose of all or any part of the Securities purchased by it pursuant to an effective registration statement under the Securities Act or under an exemption under the Securities Act shall not be prejudiced. Nothing herein shall prevent the distribution of any Securities to any member, partner or stockholder, former member, partner or stockholder of the Investor in compliance with the Securities Act and applicable state "blue sky" laws.

            3.2 NO PUBLIC OFFERING. The Investor is able to bear the economic risk of its investment in the Securities. The Investor is aware that it must be prepared to hold the Securities for an indefinite period and that the Securities have not been, and when issued will not be, registered under the Securities Act or registered or qualified under any state securities law, on the ground that the Securities are being issued by the Company without any public offering within the meaning of Section 4(2) of the Securities Act. The Investor understands that the Company's reliance on such exemption is predicated on the Investors' representations set forth herein. The Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Investor has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Investor does not have any such intention.

            3.3 RECEIPT OF INFORMATION. The Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor has had an opportunity to discuss the terms and conditions of the offering of the Securities and the Company's business, management and financial affairs with the Company's management and to obtain additional information necessary to verify the accuracy of any information furnished to the Investor or to which the Investor had access. The Investor is not subscribing for the Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any solicitation of a subscription by any person not previously known to the Investor in connection with investments in securities generally. The Investor acknowledges that none of the information, if any, received from management of the Company during Investor's due diligence is soliciting information.

            3.4 SECURITIES WILL BE "RESTRICTED SECURITIES". The Investor understands that the Securities (and any common stock issued on the conversion or exercise thereof) will be


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"restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and, accordingly, that the Securities may not be sold, transferred or otherwise disposed of and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware that the Securities (and any common stock issued on the conversion or exercise thereof) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless the conditions of that Rule are met.

            3.5 ACCREDITED INVESTOR. The Investor has been advised or is aware of the provisions of Regulation D under the Securities Act relating to the accreditation of investors, and the Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

            3.6 SOPHISTICATION OF THE INVESTOR. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment contemplated by this Agreement and has the capacity to protect its own interests. The Investor acknowledges that investment in the Securities is highly speculative and involves a substantial and high degree of risk of loss of the Investor's entire investment. The Investor has adequate means of providing for current and anticipated financial needs and contingencies, is able to bear the economic risk of the investment for an indefinite period of time and has no need for liquidity of the investment in the Securities and could afford a complete loss of such investment. The Investor represents that it has not been organized for the purpose of acquiring the Securities.

            3.7 BROKERS' FEES. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Investor.

            3.8 ORGANIZATION. The Investor is a limited partnership or other entity duly organized, validly existing and in good standing in the jurisdiction of its formation. The Investor has all requisite power and authority to execute, deliver and perform all of its obligations of this Agreement and the Related Documents. The Investor represents that it is domiciled in the State of California.

            3.9  AUTHORIZATION; NO CONFLICT; AND BINDING EFFECT.

                 (a) The execution and delivery of this Agreement and the Related Documents, the performance of the Investor's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Investor and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any law or any governmental rule or regulation applicable to the Investor, any provision of the organizational documents of the Investor, or any contract, indenture, agreement or other instrument to which the Investor is a party, or by which the Investor or any of its assets or properties are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Investor pursuant to the provisions of any contract, indenture, agreement or other instrument to which the Investor is a party or by which its assets or


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property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a material adverse effect on the financial condition, business, operations, assets or results of operations of the Investor . The Investor shall obtain any approval, consent or authorization from, and file any declaration or statement with, any governmental instrumentality or agency required in connection with or as a condition to the execution, delivery or performance of this Agreement. No other action on the part of the Investor is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

                 (b) Upon the execution and delivery by the Investor, this Agreement and the Related Documents shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws relating to or limited creditors' rights generally or by equitable principles relating to enforceability.

      4.    CERTAIN COVENANTS AND AGREEMENTS.

            4.1 EFFORTS. Each of the Company and each Investor shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Related Documents, including, without limitation, commercially reasonable efforts to (i) obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company, and (ii) defend against and respond to any action, suit, proceeding or investigation relating to the transactions contemplated by this Agreement and the other Related Documents, in each case as are necessary for consummation of the transactions contemplated by this Agreement, the other Related Documents and to fulfill the conditions to the sale and issuance of the Securities.

            4.2 NO INTEGRATION. The Company will not make any offers or sales of any security (other than the Securities and the securities issued in connection with the Acquisition) under circumstances that would cause the offering of the Securities to be integrated with any other offering of securities by the Company.

            4.3 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date hereof to the time of the Acquisition, the Company will conduct its operations in the ordinary course of business consistent with past practice, and, to the extent consistent therewith and with no less diligence and effort than would be applied in the absence of this Agreement, will seek to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with key customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be materially impaired between the date hereof and the time of the Acquisition. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the time of the Acquisition, the Company will not, without the prior written consent of the Investors (which consent shall not be unreasonably withheld):

                 (a) amend its certificate of incorporation or bylaws (or other similar governing instrument), except by filing the Certificate of Designations;

                 (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

                 (c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

                 (d) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of the Company;

                 (e) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit, restructuring portions of existing debt via replacement with real estate secured long-term debt, or equipment leases in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); or (iv) pledge or otherwise encumber shares of capital stock of Company;

                  (f) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (g) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                  (h) except for the Acquisition, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or be acquired (by merger, consolidation or acquisition of stock or assets) by any other person or entity;

                  (i) settle or compromise any pending or threatened suit, action or claim (i) that relates to the transactions contemplated hereby or (ii) the settlement or compromise of which likely would have a Material Adverse Effect;

                  (j) take or agree in writing or otherwise to take any of the actions that would make any of the representations or warranties of Company contained in this Agreement materially untrue or incorrect; or

                  (k) knowingly take any action that would result in a failure to maintain the trading of Company's common stock on The Nasdaq National Market.

            4.4   RIGHTS OF FIRST OFFER.

                  (a) In the event any Investor intends to sell all or any portion of the Shares or the common shares into which the Shares are converted, or, if applicable, the Warrants or the common shares into which the Warrants are converted, then, in each such case the Investor will first offer (the "Right of First Offer") the securities to the Company in writing (the "Offer Notice") at a given price (the "Offer Price"). If the Company fails to respond within two (2) business days after receipt of the Offer Notice or declines the offer in writing during such period, the Investor may sell the securities offered to a third party within one hundred and twenty days (120) thereafter at a price not less than ninety percent (90%) of the Offer Price. If the Company accepts the Offer Notice, the Company shall pay the Offer Price to the Investor in exchange for the securities offered within twenty (20) days thereafter; provided that, if the Company accepts the Offer Notice and fails to pay the Offer Price within such twenty (20) day period, all Rights of First Offer shall thereupon terminate.

                  (b) Notwithstanding SUBSECTION 4.4(a) to the contrary, the Company shall have no Right of First Offer, and an Investor shall not be required to provide an Offer Notice, in connection with any sale or transfer of the Shares, Conversion Shares, Warrants or Warrant Shares to a transferee or assignee of such securities that (i) is a subsidiary, parent, current or former partner, current or former limited partner, current or former member, current or former manager or stockholder of an Investor or (ii) is an entity controlling, controlled by or under common control, or under common investment management, with an Investor, including without limitation a corporation, partnership or limited liability company that is a direct or indirect parent or subsidiary of the Investor. The Right of First Offer shall survive all such transfers and be binding on all such transferees.

                  (c) If the Series A Redemption Price (as defined in the Certificate of Designations) is otherwise required to be paid on any Redemption Date (as defined in the Certificate of Designations) under Section 3 of the Certificate of Designations and if for any reason or no reason at all it is not so paid, then the Right of First Offer shall terminate.

            4.5 REGISTRATION. The Investors shall possess the registration rights set forth on EXHIBIT D attached hereto.

            4.6 RESERVATION OF SHARES. The Company shall continuously reserve such number of shares of its Common Stock as necessary for issuance upon conversion of the Shares and exercise of the Warrants (assuming that the maximum number of Warrants that could be issued are issued).

            4.7 REPORTING STATUS. The Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and so long as Investor beneficially owns any Shares or Warrant Shares, the Company shall not terminate its status as an issuer subject to the reporting obligations under the Exchange Act even if the rules and regulations thereunder would otherwise permit such termination; provided that, the Company obligations under this Section shall cease upon a Liquidation Event (as defined in the Certificate of Designations).

            4.8 SECURITIES COMPLIANCE. If applicable, the Company shall notify the Principal Market (defined below), in accordance with its rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required by applicable law, rule and regulation, for the legal and valid issuance of the Conversion Shares and the Warrant Shares to the Investor or subsequent holders. "Principal Market" shall mean initially the Nasdaq National market and shall include the American Stock Exchange, the Nasdaq Small-Cap Market and the New York Stock Exchange if the Company becomes listed and trades on such market or exchange after the date hereof.

            4.9 REGISTRATION AND LISTING. The Company shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide the Purchaser with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) Trading Days of the Company's receipt thereof, until the Investor has disposed of all of the Shares, Conversion Shares, Warrants and Warrant Shares; provided that, the Company obligations under this Section shall cease upon a Liquidation Event (as defined in the Certificate of Designations).

            4.10  TRANSFER INSTRUCTIONS.

                  (a) Provided that the Company's transfer agent is participating in The Depository Trust Company's (the "DTC") Fast Automated Securities Transfer Program (or such other similar programs for the electronic transfer of securities as may from time-to-time be implemented), and the transferee of the Conversion Shares and/or Warrant Shares is eligible to receive shares through the DTC, the Company shall instruct its transfer agent to process all transfers of Conversion Shares, sales of Conversion Shares, and exercises of Warrants by an Investor (each a "Transaction") on an expedited basis, with such transfer being made through share credits to one or more balance accounts at the DTC, in such name and in such denominations as specified by such Investor, no later than the second (2nd) business day after receipt by the Company of (i) the Shares, Conversion Shares, Warrants or Warrant Shares, as applicable, and (ii) a completed Reissuance Notice, the form of which is attached hereto as EXHIBIT E ("Reissuance Notice"), including a representation by Investor contained therein that such transfer will be made in compliance with all applicable securities laws. For purposes hereof, "receipt by the Company" shall mean receipt at the corporate office of the Company as such address is designated on the signature page hereto (as may be updated in accordance with SECTION 8.4 hereof), with facsimile copy of the Reissuance Notice addressed to the President of


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the Company at the facsimile number designated on the signature page hereto
(as may be updated in accordance with SECTION 8.4 hereof), and additional facsimile copy of the Reissuance Notice addressed to the General Counsel of the Company at (949) 852-7316 (as may be updated in accordance with SECTION
8.4 hereof). The foregoing facsimile copies shall be sent on the same day as the Reissuance Notice is sent by Investor.

                  (b) If the electronic transfer of shares is not offered by the Company's transfer agent, or if the electronic transfer of shares is not available for any given transaction, then the Company shall instruct its transfer agent to process all Transactions on an expedited basis, with delivery to the Investor (or its designee) of the certificates to be issued as a result of the Transaction no later than the second (2nd) business day after receipt by the Company of (i) the Shares, Conversions Shares, Warrants or Warrant Shares, as applicable, and (ii) a completed Reissuance Notice.

                  (c) The Company shall bear all costs and expenses resulting from processing the Transactions on an expedited basis. Until such time as all shares of Common Stock have been delivered in connection with any given Transaction and any replacement certificate(s) or replacement Warrant(s) are delivered as requested by Investor, the Company's general counsel (or if there is none, the Company's most senior executive officer) shall use his/her best efforts to ensure that the Transaction is completed, including but not limited to contacting the Company's transfer agent on a daily basis for the purpose of having the Transaction completed.

            4.11 FAILURE TO TIMELY TRANSFER. The Company shall pay a cash penalty to the requesting Investor(s) each time Conversion Shares or Warrant Shares, if any, are not delivered to the party entitled to receive such securities within the applicable time period provided elsewhere for delivery of such securities; provided that, the Company shall have a four (4) day grace period following the applicable time period for delivery in one instance (the "Grace Period"). In each instance that delivery of the Conversion Shares or Warrant Shares, if any, has not been made on a timely basis, including following any Grace Period, and for any continuing failure to deliver thereafter, the Company shall pay the Investor (or Investors if more than one have made such request) an aggregate penalty equal to $25,000 plus $1,000 per day commencing on the tenth (10th) day after the due date until such delivery is made; provided that, no penalty shall be assessed for transfers of fewer than 1,250 Conversion Shares or Warrant Shares in the aggregate, as adjusted for any stock dividends, combinations, splits or reverse splits, subdivisions, consolidations or reclassifications. The Company's general counsel (or if there is none, the Company's most senior executive officer) shall use his/her best efforts to ensure that the delivery is made, including but not limited to contacting the Company's transfer agent on a daily basis.

            4.12 INDEMNIFICATION. The Company shall defend, protect, indemnify and hold harmless each Investor and each of their stockholders, partners, members, officers, directors, employees and representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to
(A) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (B) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.11 shall be the same as those set forth in Section 1.5 of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

            4.13 ACCOUNT/REPURCHASE. The Company shall hold the aggregate Purchase Price ($5,000,000) in a separate, interest bearing account until the Acquisition is consummated. Such funds may be released from the account to fund the Acquisition. After the Acquisition has been consummated, the remaining funds in the account shall be used in accordance with SECTION 2.9 hereof. If the Acquisition is not consummated within thirty (30) days of the Closing, the Company shall return the aggregate Purchase Price, together with all accrued interest, to the Investors on the thirty-first (31st) day following the Closing. Upon return of such funds to the Investors, (i) the Investors shall return the Shares to the Company, (ii) the Registration Rights Agreement shall be deemed terminated, (iii) the Investors' rights to receive Warrants shall be deemed terminated; and (iv) this Agreement shall be deemed terminated, except for the rights of indemnification set forth in SECTION 4.12.

            4.14 AMENDMENT TO BYLAWS. The Company shall amend its Bylaws as provided in EXHIBIT F within thirty (30) days following the Acquisition.

      5. THE INVESTORS' CONDITIONS TO THE CLOSING. Each Investor's obligation to purchase and pay for the Shares is subject to the fulfillment to such Investor's satisfaction, prior to or at the Closing, of the following conditions:

            5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in SECTION 2 shall be true and correct when made and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

            5.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed by it or with which it is required to have complied with on or before the Closing.

            5.3 CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained all consents, licenses, permits, orders, authorizations, waivers and the like necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Related Documents (except for such as may be properly obtained subsequent to the Closing).

            5.4 OPINION OF COUNSEL. The Investors shall have received the opinion of General Counsel to the Company, dated the date of the Closing, reasonably acceptable to the Investors.

            5.5 STOCK CERTIFICATES. The Company shall have delivered to the Investors the stock certificates representing their respective shares of Series A Preferred Stock as set forth in EXHIBIT A attached hereto.

            5.6 CERTIFICATE OF DESIGNATIONS. The Company shall have delivered to the Investors the Certificate of Designations as filed with the Secretary of State of the State of Delaware in the form attached hereto as EXHIBIT B.

            5.7 EXPENSES. The Company shall pay the Investors due diligence and other expenses incurred in connection with this Agreement and the transactions contemplated hereby (including reasonable legal fees and expenses of Investors' legal counsel and travel expenses) in an amount not to exceed $50,000.

            5.8 COMPLIANCE CERTIFICATE. The Company shall deliver to the Investors at the Closing, relating to the purchase of Shares, a certificate signed by an officer of the Company stating that the Company has complied with or satisfied each of the conditions to the Investors' obligation to consummate the Closing set forth in SECTIONS 5.1 through 5.3, unless waived in writing by the Investor.

      6. THE COMPANY'S CONDITIONS TO THE CLOSING. The Company's obligation to consummate the Closing and to issue and sell the Shares to each of the Investors at the Closing is subject to the fulfillment to the Company's satisfaction, prior to or at such Closing, of the following conditions:

            6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Investor contained in SECTION 3 hereof shall be true and correct on and as of the Closing.

            6.2 PERFORMANCE. The Investors shall have performed and complied with all agreements, obligations, and conditions contained in the Agreement that are required to be performed by it or them or with which it or they are required to have complied with on or before the Closing.

            6.3 CONSENTS, PERMITS, AND WAIVERS. The Investors shall have obtained all consents, licenses, permits, orders, authorizations, waivers and the like necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Related Documents (except for such as may be properly obtained subsequent to the Closing).

            6.4 SHARES PURCHASED BY OTHER INVESTORS; FUNDS RECEIVED. Each of the other Investors shall have purchased, in accordance with this Agreement, the number of Shares set forth opposite its name on the Schedule of Investors, and the Company shall have received the full amount of the Purchase Price.

      7.    TRANSFER OF SECURITIES; LEGENDS.

            7.1. SECURITIES LAW TRANSFER RESTRICTIONS. No Investor shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder, or any underlying shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this SECTION 7.1 shall be voidable by the Company. The Company shall not register any transfer of the Shares, or any underlying shares, in violation of this SECTION 7.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this SECTION 7.1.

            7.2. LEGENDS. Each certificate representing any of the Shares (and, if applicable, each certificate representing the underlying shares of common stock) shall be endorsed with legends in substantially the forms set forth below:


      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.

      THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THESE SHARES ARE SUBJECT TO A RIGHT OF FIRST OFFER HELD BY THE ISSUER.

            7.3 LEGEND REMOVAL. In the event that (I) a registration statement covering the Conversion Shares is effective under the Securities Act, (II) the Company shall receive an opinion of reputable counsel that such legend is not, or is no longer, required, or (III) all or any portion of the Conversion Shares are eligible for resale pursuant to the exemption afforded by Rule 144, upon request from the Investor, the Company shall, or shall instruct its transfer agent to, remove such legend from the certificate(s) evidencing such Conversion Shares or issue new certificate(s) representing such Conversion Shares without such legend in lieu thereof. All fees and expenses in effecting the legend removal and issuance of new certificates (other than those of counsel to the Investor) shall be borne by the Company.

      8.    MISCELLANEOUS.

            8.1 PUBLIC STATEMENTS OR PRESS RELEASES. None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the other Related Documents or the transactions provided for herein or therein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, PROVIDED, that nothing in this Section shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

            8.2 SURVIVAL OF WARRANTIES. The warranties and representations of the Company and each Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two (2) years.

            8.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effective in accordance with this Section shall be binding upon each Investor, his, her or its heirs, representatives or permitted assigns, and the Company and its heirs, representatives and permitted assigns.

            8.4 NOTICES. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission, three (3) days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized, receipted, overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address(es) specified on the signature page of this Agreement for the Company and each Investor (or at such other address as shall be specified by like notice).

            8.5 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the other Related Documents) contains the entire agreement of the parties and supersede all prior negotiations, correspondence, term sheets, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof.

            8.6 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            8.7 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

            8.8 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of California, without regard to that state's conflict of laws principles.

            8.9 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the other Related Documents, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            8.10 INTERPRETATION. This Agreement shall be construed according to its fair language. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            8.11 FURTHER ASSURANCES. Each party shall execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

            8.12 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement. Signatures submitted via facsimile shall be deemed originals for all purposes.

            8.13 ASSIGNMENT. Each Investor may assign or transfer all or any part of the Securities acquired hereunder provided that the conditions specified in SECTION 7 are satisfied, which conditions are, among other things, intended to insure compliance with the provisions of the Securities Act and state securities laws in respect of the transfer of any of the Securities acquired hereunder. The Company shall not assign this Agreement or any rights hereunder or delegate any duties hereunder. Any attempted or purported assignment or delegation in violation of the preceding sentence shall be void. Notwithstanding the foregoing, a change in control of the Company shall not be deemed an assignment, and the Company may merge with or sell itself to any third party in its sole and absolute discretion.

            8.14 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            8.15 EXCULPATION AMONG INVESTORS. Each Investor agrees that no Investor nor the respective controlling person, officers, directors, partners, members, managers, agents or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the

Securities or the execution of or performance under any of this Agreement or the other Related Documents.

            8.16 REPRESENTATION. Each Investor acknowledges that (a) Stadium Capital Partners, LP retained Shartsis, Friese & Ginsburg LLP ("SF&G") to represent Stadium Capital Partners, LP and its affiliates (collectively, "Stadium") in connection with this Agreement, the other Related Documents and the transaction related hereto and thereto, (b) the interests of Stadium may not necessarily coincide with the interests of other Investors, (c) SF&G does not represent any Investor other than Stadium in connection with the transactions contemplated hereby and thereby, and (d) each Investor has consulted with, or has had an opportunity to consult with, its own legal counsel and has not relied on SF&G for legal counsel in connection with this Agreement, the Related Documents and the transactions related hereto and thereto.

            8.17 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS TO ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

            8.18 AGGREGATION OF STOCK. All Shares, Conversion Shares, Warrants and Warrant Shares held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement or any of the Related Documents.

              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

                              THE COMPANY

                              SUMMA INDUSTRIES


                              By:         /s/ James R. Swartwout
                                          -------------------------------------
                              Print Name: JAMES R. SWARTWOUT
                              Title:      PRESIDENT
                              Address:    21250 Hawthorne Blvd., Suite 500
                                          Torrance, CA 90503
                              Fax:        (310) 792-7079

                              THE INVESTORS:

                              STADIUM CAPITAL PARTNERS, L.P.

                              By:         /s/ Bradley R. Kent
                                          -------------------------------------
                              Print Name: BRADLEY R. KENT
                              Title:      MANAGING MEMBER, STADIUM CAPITAL
                                          MANAGEMENT LLC
                              Address:    430 Cowper Street, Suite 200
                                          Palo Alto, CA 94301
                              Fax:        (650) 321-4049


                              STADIUM SEPARATE I, L.P.

                              By:          /s/ Bradley R. Kent
                                           ------------------------------------
                              Print Name: BRADLEY R. KENT
                              Title:      MANAGING MEMBER, STADIUM CAPITAL
                                          MANAGEMENT LLC
                              Address:    430 Cowper Street, Suite 200
                                          Palo Alto, CA 94301
                              Fax:        (650) 321-4049


                              STADIUM RELATIVE VALUE PARTNERS, L.P.

                              By:         /s/ Bradley R. Kent
                                          -------------------------------------
                              Print Name: BRADLEY R. KENT
                              Title:      MANAGING MEMBER, STADIUM CAPITAL
                                          MANAGEMENT LLC
                              Address:    430 Cowper Street, Suite 200
                                          Palo Alto, CA 94301
                              Fax:        (650) 321-4049


                                    EXHIBITS


A.    List of Investors

B.    Certificate of Designations

C.    Form of Warrant

D.    Registration Rights Agreement

E.    Reissuance Notice

F.    Amendments to Company Bylaws